Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement, dated effective January 1, 2020 (this “Agreement”), is made and entered into by and among American First Multifamily Investors, L.P. (the “Partnership”) and Craig S. Allen (the “Consultant”).

ARTICLE 1
SCOPE OF WORK

1.1       Services. The Partnership has engaged Consultant to provide transitional consulting services in connection with the Partnership’s strategic initiatives, its regulatory reporting requirements, its multifamily investment transactions or any other Partnership related activity.

1.2       Time and Availability. Consultant will devote up to 40 hours per month in performing the transitional consulting services for the Partnership as stated herein. Consultant shall have discretion in selecting the dates and times it performs such transitional consulting services throughout the month giving due regard to the needs of the Partnership’s business. If the Partnership deems it necessary for the Consultant to provide more than 40 hours of transitional consulting services in any month, Consultant is not obligated to undertake such work; however, if such work is performed by Consultant, the Partnership agrees to pay Consultant at a rate of $625.00 per hour.

1.3       Standard of Conduct. In rendering transitional consulting services under this Agreement, Consultant shall not use time, materials, or equipment of the Partnership without the prior written consent of the Chief Executive Officer (“CEO”) of the Partnership. In no event shall Consultant take any action or accept any assistance or engage in any activity that would result in any entity, or organization acquiring any rights of any nature in the results of work performed by or for the Partnership.

1.4       Outside Services. Consultant shall not use the service of any other person, entity, or organization in the performance of Consultant’s duties without the prior written consent of the CEO of the Partnership. Should the Partnership consent to the use by Consultant of the services of any other person, entity, or organization, no information regarding the services to be performed under this Agreement shall be disclosed to that person, entity, or organization until such person, entity, or organization has executed an agreement to protect the confidentiality of the Partnership’s Confidential Information (as defined in Article 5.2) and the Partnership’s absolute and complete ownership of all right, title, and interest in the work performed under this Agreement.

1.5       Reports. Periodically, it may be necessary for the Consultant to provide the Partnership with written reports of his observations and conclusions regarding the transitional consulting services. Upon the termination of this Agreement, Consultant shall, upon the request of the CEO of the Partnership, prepare a final report of Consultant’s activities.

ARTICLE 2
INDEPENDENT CONTRACTOR

2.1       Independent Contractor. Consultant is an independent contractor and is not an employee or a partner of, or in any other service relationship with, the Partnership. The manner in which Consultant’s services are rendered shall be within Consultant’s sole control and discretion. Consultant is not authorized to speak for, represent, or obligate the Partnership in any manner without the prior express written authorization from the CEO of the Partnership.

2.2       Taxes. Consultant shall be responsible for all taxes arising from compensation and other amounts paid under this Agreement and shall be responsible for all payroll taxes and fringe benefits of Consultant’s employees. Neither federal, state, nor local income tax, nor payroll tax of any kind, will be withheld or paid by the Partnership on behalf of Consultant or his employees. Consultant is responsible to pay, according to law, Consultant’s taxes.

2.3       Benefits. Consultant and Consultant’s employees will not be eligible for, and shall not participate in, any employee health, welfare, or other fringe benefit plan of the Partnership. No workers' compensation insurance shall be obtained by Partnership covering Consultant or Consultant’s employees.

ARTICLE 3
COMPENSATION FOR CONSULTING SERVICES

3.1       Compensation. The Partnership shall pay to Consultant $25,000 per month for services rendered to the Partnership under this Agreement. The monthly compensation shall be paid on, or before, the first calendar day of the month preceding the month the services are to be provided. The monthly compensation shall be paid regardless of the number of consulting hours provided by Consultant in a particular month. In addition, within ten days of the Partnership filing its 2019 Form 10-K with the Securities and Exchange Commission, the Partnership will make a payment to the Consultant in the amount of $20,000 and, within ten days of the Partnership delivering the 2019 Schedule K-1’s to its unitholders, the Partnership will also make a payment to the Consultant in the amount of $20,000.

3.2       Reimbursement. The Partnership agrees to reimburse Consultant for all actual reasonable and necessary expenditures, which are directly related to the consulting services performed. These expenditures include, but are not limited to, travel (i.e., airfare, hotel, temporary housing, meals, parking, taxis, Ubers, rental cars/gas, mileage, etc.) and postal expenditures. Expenses incurred by Consultant will be reimbursed by the Partnership within 15 days of Consultant’s proper written request for reimbursement.

ARTICLE 4
TERM AND TERMINATION

4.1       Term. This Agreement shall be effective as of January 1, 2020 and shall continue in full force and effect until April 30, 2020. The Partnership and Consultant may negotiate to extend the term of this Agreement and the terms and conditions under which the relationship shall continue.

4.2       Termination. The Partnership may terminate this Agreement for “Cause,” after giving Consultant written notice of the reason. Cause means: (1) Consultant has breached the provisions of Article 5 or 7 of this Agreement in any respect, or materially breached any other provision of this Agreement and the breach continues for 30 days following receipt of a notice from the Partnership; (2) Consultant has committed fraud, misappropriation, or embezzlement in connection with the Partnership’ s business; (3) Consultant has been convicted of a felony; or (4) Consultant’s use of narcotics, liquor, or illicit drugs has a detrimental effect on the performance of his employment responsibilities, as determined by the Partnership.  In addition, either the Partnership or the Consultant may terminate the Agreement at any time by providing a ten (10) day written notice to the Consultant or CEO of the Partnership.

4.3       Responsibility upon Termination. Any equipment provided by the Partnership to the Consultant in connection with or furtherance of Consultant’s services under this Agreement, including, but not limited to, computers, laptops, and personal management tools, shall, immediately upon the termination of this Agreement, be returned to the Partnership.

4.4       Survival. The provisions of Articles 5, 6, 7, and 8 of this Agreement shall survive the termination of this Agreement and remain in full force and effect thereafter.

ARTICLE 5
CONFIDENTIAL INFORMATION

5.1       Obligation of Confidentiality. In performing consulting services under this Agreement, Consultant may be exposed to and will be required to use certain “Confidential Information” (as hereinafter defined) of the Partnership. Consultant agrees he will not and Consultant’s employees, agents, or representatives will not use, directly or indirectly, such Confidential Information for the benefit of any person, entity, or organization other than the Partnership, or disclose such Confidential Information without the written authorization of the Chief Executive Officer of the Partnership, either during or after the term of this Agreement, for as long as such information retains the characteristics of Confidential Information.

5.2       Definition. “Confidential Information” means information not generally known and proprietary to the Partnership or to a third party for whom the Partnership is performing work, including, without limitation, information concerning any trade secrets, confidential processes, plans, devices or material, proprietary software, analysis, techniques whether directly or indirectly useful in any aspect of the business of the Partnership, any vendor names, customer and supplier lists, databases, management systems and sales and marketing plans of the Partnership or any other confidential information or proprietary aspects of the business of the Partnership. All information which Consultant acquires or becomes acquainted with during the period of this Agreement, whether developed by Consultant or by others, which Consultant has a reasonable basis to believe to be Confidential Information, or which is treated by the Partnership as being Confidential Information, shall be presumed to be Confidential Information.

5.3       Property of the Partnership. Consultant agrees that all plans, manuals, and specific materials developed by the Consultant on behalf of the Partnership in connection with services rendered under this Agreement, are and shall remain the exclusive property of the Partnership. Promptly upon the expiration or termination of this Agreement, or upon the request of the Partnership, Consultant shall return to the Partnership all documents and tangible items, including samples, provided to Consultant or created by Consultant for use in connection with services to be rendered hereunder, including, without limitation, all Confidential Information, together with all copies and abstracts thereof.

ARTICLE 6
RIGHTS AND DATA

All financial models, methods, documents, and tangible items prepared for and submitted to the Partnership by Consultant in connection with the transitional consulting services rendered under this Agreement shall belong exclusively to the Partnership and shall be deemed to be works made for hire (the “Deliverable Items”). To the extent that any of the Deliverable Items may not, by operation of law, be works made for hire, Consultant hereby assigns to the Partnership the ownership the Deliverable Items, and the Partnership shall have the right to obtain and hold in its own name the Deliverable Items. Consultant agrees to give the Partnership or its designees all assistance reasonably required to perfect such rights.

ARTICLE 7
CONFLICT OF INTEREST AND NON-SOLICITATION

7.1       Conflict of Interest. Consultant covenants and agrees not to consult or provide any services in any manner or capacity to a direct competitor of the Partnership during the Term of this Agreement unless express written authorization to do so is given by the CEO of the Partnership. A direct competitor of the Partnership for purposes of this Agreement is defined as any individual, partnership, corporation, and/or other business entity that engages in the business of affordable multifamily residential properties.

7.2       Non-Solicitation. Consultant covenants and agrees that during the Term of this Agreement, Consultant will not, directly or indirectly, through an existing corporation, unincorporated business, affiliated party, successor employer, or otherwise, solicit, hire for employment or work with, on a part-time, consulting, advising, or any other basis, other than on behalf of the Partnership any employee or independent contractor employed by the Partnership while Consultant is performing services for the Partnership.

ARTICLE 8
RIGHT TO INJUNCTIVE RELIEF

Consultant acknowledges that the terms of Articles 5, 6, and 7 of this Agreement are reasonably necessary to protect the legitimate interests of the Partnership, are reasonable in scope and duration, and are not unduly restrictive. Consultant further acknowledges that a breach of any of the terms of Articles 5, 6, or 7 of this Agreement will render irreparable harm to the Partnership, and that a remedy at law for breach of the Agreement is inadequate, and that the Partnership shall therefore be entitled to seek any and all equitable relief, including, but not limited to, injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties. Consultant acknowledges that an award of damages does not preclude a court from ordering injunctive relief. Both damages and injunctive relief shall be proper modes of relief and are not to be considered as alternative remedies.

ARTICLE 9
GENERAL PROVISIONS

9.1       Construction of Terms. If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.

9.2       Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Nebraska.

9.3       Complete Agreement. This Agreement constitutes the complete agreement and sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject of this Agreement, whether written or oral.

9.4       Dispute Resolution. If there is any dispute or controversy between the parties arising out of or relating to this Agreement, the parties agree that such dispute or controversy will be arbitrated in accordance with proceedings under American Arbitration Association rules, and such arbitration will be the exclusive dispute resolution method under this Agreement. The decision and award determined by such arbitration will be final and binding upon both parties. All costs and expenses, including reasonable attorney’s fees and expert’s fees, of all parties incurred in any dispute that is determined and/or settled by arbitration pursuant to this Agreement will be borne by the party determined to be liable in respect of such dispute; provided, however, that if complete liability is not assessed against only one party, the parties will share the total costs in proportion to their respective amounts of liability so determined. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement until the dispute is resolved.

9.5       Modification. No modification, termination, or attempted waiver of this Agreement, or any provision thereof, shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

9.6       Waiver of Breach. The waiver by a party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the party in breach.

9.7       Successors and Assigns. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that the Agreement shall be assignable by the Partnership without Consultant’s consent in the event the Partnership is acquired by or merged into another business entity. The benefits and obligations of this Agreement shall be binding upon and inure to the parties hereto, their successors and assigns.

9.8       No Conflict. Consultant warrants that he has not previously assumed any obligations inconsistent with those undertaken by Consultant under this Agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

Signed:  _/s/ Chad L. Daffer___________Signed:  __/s/ Craig S. Allen____________

Chad L. Daffer       Craig S. Allen

Chief Executive Officer        Consultant

America First Multifamily Investors, L.P.Dated:  December 2, 2019

Dated:  December 2, 2019